Exhibit 4.6





Bear Stearns International Limited
One Canada Square
London, England
E14 5AD

                                                December 23, 2004

To: Scientific Games Corporation
750 Lexington Avenue, 25th Floor
New York, NY 10022
Attention: Treasurer
Telephone No.: (212) 754-2233
Facsimile No.: (212) 754-2372



Re: Warrants Amendment

Reference: NY33267

      The purpose of this letter agreement amendment (the "Amendment") is to amend the terms and conditions of the Transaction (the "Transaction") entered into between Bear, Stearns International Limited ("Bear Stearns") and Scientific Games Corporation ("Counterparty") pursuant to a letter agreement (the "Confirmation") dated December 23, 2004 pursuant to which Bear Stearns is purchasing from Counterparty a Number of Warrants equal to 4,295,533. This Amendment relates to, and sets forth the terms of, the purchase by Bear Stearns from Counterparty of an additional Number of Warrants (the "Additional Number of Warrants"). Upon the effectiveness of this Amendment to the Confirmation, all references to "Number of Warrants" and "Transaction" in the Confirmation, as amended, will include the Additional Number of Warrants purchased by Bear Stearns pursuant to the terms set forth below, and all references to "Daily Number of Warrants" in the Confirmation, as amended, will include the "Additional Daily Number of Warrants" specified below. Capitalized terms used herein without definition shall have the meanings assigned to them in the Confirmation.

The terms relating to the purchase of the Additional Number of Warrants are as follows:

1. The "Trade Date" will be December 27, 2004.

2. The "Additional Number of Warrants" will equal a Number of Warrants determined by Bear Stearns not to exceed 429,553; provided that if the Additional Number of Options under the amendment, dated December 23, 2004, to the letter agreement dated December 23, 2004 between Bear Stearns and Counterparty is less than 12,500, the Additional Number of Warrants shall bear the same proportion to 429,553 as the Additional Number of Options bears to 12,500.

3. The "Premium" for the Additional Number of Warrants will be determined by the Calculation Agent on the Exchange Business Day following the last day of the Initial Execution Period based on the pricing grid attached hereto as Annex A. If the Execution Price is between two stock price amounts in the pricing grid, the Premium will be determined by a straight-line interpolation between the stock prices. If the Execution Price is not set forth in the pricing grid because it is greater than the highest stock price amount in the pricing grid or less than the lowest stock price in the pricing grid, the Calculation Agent will determine the Premium using the same methodology that was used to create the pricing grid. The Calculation Agent will notify Counterparty on the date on which the Premium is determined of the Premium, the Additional Number of Warrants, the Additional Daily Number of Warrants and the Execution Price. For the avoidance of doubt, the "Additional Daily Number of Warrants" will equal the Additional Number of Warrants divided by 60.


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4. The "Premium Payment Date" for the Additional Number of Warrants will be the second Exchange Business Day following the last day of the Initial Execution Period.

5. The "Execution Price" for the Additional Number of Warrants will equal the volume-weighted average price per Share, as determined by the Calculation Agent, at which Bear Stearns or its affiliates effects certain purchases of Shares for its own account during the Initial Execution Period.

6. The "Initial Execution Period" means each of the days, beginning on and including the Trade Date and ending no later than December 31, 2004, on which Bear Stearns or an affiliate of Bear Stearns effects certain purchases of Shares for its own account in connection with this Amendment.

7. Counterparty represents and warrants to Bear Stearns that each of it and its affiliates is not, on the date hereof, in possession of material non-public information with respect to Counterparty. If at any time during the Initial Execution Period Counterparty or any of its affiliates becomes aware of any material non-public information with respect to Counterparty, Counterparty shall notify Bear Stearns of such occurrence (but not the nature of such information), Bear Stearns (or its affiliates) as promptly as practicable shall cease effecting any further transactions in the Shares, and the Initial Execution Period will end at the time of such cessation.

8. Early Unwind. In the event the sale by Counterparty to the initial purchasers of an additional USD 25,000,000 principal amount of Convertible Senior Subordinated Debentures due 2024 (the "Additional Convertible Notes") as a result of the exercise of the right granted with respect to such Additional Convertible Notes is not consummated with the initial purchasers for any reason by the Premium Payment Date (the "Early Unwind Date"), this Amendment shall automatically terminate (the "Early Unwind") on the Early Unwind Date and (i) this Amendment and all of the respective rights and obligations of Bear Stearns and Counterparty under this Amendment shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with this Amendment either prior to or after the Early Unwind Date.

9. Counterparty hereby repeats the representations, warranties and agreements contained in the Confirmation with respect to the Amendment or with respect to the Confirmation, as amended by the Amendment, as the context requires.

10. Except as amended hereby, all the terms of the Transaction and provisions in the Confirmation shall remain and continue in full force and effect and are hereby confirmed in all respects.

11. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all of the signatures thereto and hereto were upon the same instrument.



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

      Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Amendment and returning it to SEP Documentation Group, Bear, Stearns & Co. Inc., 383 Madison Avenue, New York, NY 10179, or by fax on 212-272-9857.

                                       Very truly yours,

                                          Bear, Stearns International
                                          Limited


                                          By: _________________________
                                          Authorized Signatory
                                          Name:


      Accepted and confirmed as of the date hereof:

      Scientific Games Corporation


      By:____________________________
      Authorized Signatory
      Name:

                                                                         ANNEX A

                                  PRICING GRID

  Execution Price          Premium         Execution Price         Premium
  ---------------          -------         ---------------         -------

       $22.00           $1,407,265.00          $24.00           $1,810,504.50
       $22.10           $1,426,331.00          $24.10           $1,831,846.00
       $22.20           $1,445,515.00          $24.20           $1,853,296.50
       $22.30           $1,464,816.50          $24.30           $1,874,856.00
       $22.40           $1,484,235.50          $24.40           $1,896,523.50
       $22.50           $1,503,771.00          $24.50           $1,918,298.00
       $22.60           $1,523,423.00          $24.60           $1,940,180.50
       $22.70           $1,543,190.50          $24.70           $1,962,169.00
       $22.80           $1,563,073.50          $24.80           $1,984,264.00
       $22.90           $1,583,071.50          $24.90           $2,006,465.00
       $23.00           $1,603,183.50          $25.00           $2,028,771.00
       $23.10           $1,623,410.00          $25.10           $2,051,182.00
       $23.20           $1,643,750.00          $25.20           $2,073,697.50
       $23.30           $1,664,203.00          $25.30           $2,096,317.00
       $23.40           $1,684,769.00          $25.40           $2,119,039.50
       $23.50           $1,705,447.00          $25.50           $2,141,865.50
       $23.60           $1,726,236.50          $25.60           $2,164,793.50
       $23.70           $1,747,138.00          $25.70           $2,187,824.00
       $23.80           $1,768,149.50          $25.80           $2,210,956.00
       $23.90           $1,789,274.00          $25.90           $2,234,189.00